AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                              CURIAN CAPITAL, LLC
                                      AND
                       WELLINGTON MANAGEMENT COMPANY, LLP


     This AMENDMENT is made by and between CURIAN CAPITAL, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and WELLINGTON MANAGEMENT COMPANY, LLP, a Massachusetts limited liability partnership and registered investment adviser ("Sub-Adviser"), and CURIAN SERIES TRUST, a Massachusetts business trust ("Trust").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of July 1, 2011, effective September 2, 2011 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (each a "Fund" and collectively, the "Funds").

     WHEREAS,  pursuant  to  the  Agreement,  the  parties  have agreed to amend
Section 3, entitled "Management," and Section 13, entitled "Representations and agreements of the Adviser," of the Agreement to reflect recent regulatory changes under the Commodity Exchange Act and certain Commodity Futures Trading Commission regulation changes.

WHEREAS, pursuant to this Agreement, the parties have agreed to amend Section 17, entitled "Notice," to amend the Sub-Adviser's mailing address.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1.  The  following  shall  be  inserted  at  the  end  of  Section  3:

     The  Adviser  and  the  Sub-Adviser  each  further  agree  that:

     a) to the extent that the Commodity Exchange Act, as amended ("CEA"), and the then-current Commodity Futures Trading Commission ("CFTC") regulations require (i) registration by either party as a Commodity Pool Operator or Commodity Trading Advisor, (ii) specific disclosure, or as applicable to it (iii) filing of reports and other documents, each shall fully comply with such requirements;

     b) Sub-Adviser shall comply with all requirements of the applicable CEA and then-current CFTC regulations that apply to Sub-Adviser with regard to the Fund, and with regard to all Funds for which it serves as Sub-Adviser; and

     c) Sub-Adviser shall cooperate by assisting the Adviser in fulfilling any disclosure or reporting requirements applicable to the Fund under the CEA and/or then-current CFTC regulations.

     2. Paragraph (a) and (b) of Section 13 are deleted and replaced in their entirety with the following:

     (a) If the Sub-Adviser is registered as a Commodity Trading Advisor under the CEA, the Adviser consents to the Sub-Adviser's compliance with the alternative disclosure and recordkeeping standards available to exempt accounts under CFTC Rule 4.7 with respect to a Fund's trading in commodity interests, provided that the Sub-Adviser has duly filed a notice of claim for such relief pursuant to Rule 4.7(d).

          The Adviser will take reasonable steps to cooperate with the Sub-Adviser in connection with establishing and maintaining such exemption under Rule 4.7, including, upon request, confirming whether a Fund is a "qualified eligible person" as defined in Rule 4.7. Notwithstanding the foregoing, nothing herein shall require the Sub-Adviser to seek an exemption under Rule 4.7. Furthermore, the Adviser agrees it will provide reasonable assistance to Sub-Adviser in connection with Sub-Adviser's efforts to rely upon other available exemptions under the CEA relating to the services provided under the Agreement.

     (b) If the Adviser is excluded from the definition of a commodity pool operator under CFTC Rule 4.5 with respect to a Fund, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Rule 4.5 (c) with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Rule 4.5(c)(5).

     3.   The  following  shall  be  inserted after paragraph (c) of Section 13:

     (d) The Trust is a "qualified institutional buyer" ("QIB") as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Adviser if the Trust ceases to be a QIB.

     (e) The assets in the Funds are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of the Adviser and the Trust which may prevent the Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser's authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus.

     (f) The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Funds or for the Adviser, and does not have access to all of the Funds' books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in Section 3 hereof in accordance with applicable law (including Section 851 of the IRC, the Act and the Advisers Act ("Applicable Law")) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and the Adviser, and the Funds' Prospectus (collectively the "Charter Requirements") the Sub-Adviser shall perform such services based upon its books and records with respect to the Funds, which comprise a portion of the Trust's books and records, and upon written instructions received from the Funds, the Adviser or the Trust's administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Funds, the Adviser or the Trust's administrator. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified Adviser or the Trust's affiliates, the Sub-Adviser shall be notified and afforded five business days after receipt of such instruction to implement this trading restriction).

     4. Paragraph (b) of Section 17 is deleted and replaced in its entirety with the following:

b)        TO  SUB-ADVISER:
          Wellington  Management  Company,  LLP
          280  Congress  Street
          Boston,  Massachusetts  02210
          Fax  No:  +1-617-790-7760
          Attention:  Legal  and  Compliance

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 14th day of December, 2012, effective as of December 31, 2012.


CURIAN  CAPITAL,  LLC      WELLINGTON MANAGEMENT COMPANY, LLP


By:  /s/Michael  Bell     By:  /s/  David  K.  Eikenberry
     ----------------          --------------------------


Name:  Michael  Bell      Name:  David  K.  Eikenberry
       -------------            ---------------------


Title:   President        Title:  Senior  Vice  President
        ----------             -----------------------




CURIAN  SERIES  TRUST



By:  /s/  Emily  J.  Eibergen
     ------------------------


Name:  Emily  J.  Eibergen
       -------------------


Title:   Assistant  Secretary
        ---------------------